Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Fourth Quarter and Full Year 2010

•	Alpha announced an agreement to acquire Massey Energy Company on January 29th, creating a global leader in metallurgical coal; closing anticipated in mid-year 2011
•	Record 2010 Adjusted EBITDA from continuing operations $796 million, up 47% from 2009
•	Income from continuing operations rose 46% to $97 million in 2010
•	Metallurgical coal revenues increased 70% to a record $1.35 billion in 2010
•	Liquidity reaches a record $1.8 billion at year end 2010
•	Alpha updates 2011 guidance and introduces 2012 shipment and average realization guidance

ABINGDON, Va., February 9, 2011—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported fourth quarter net income of $10.8 million or $0.09 per diluted share compared to net income of $17.9 million or $0.15 per diluted share in the fourth quarter of 2009.  Alpha reported fourth quarter income from continuing operations of $11.0 million or $0.09 per diluted share compared to income from continuing operations of $20.2 million or $0.17 per diluted share in the fourth quarter of 2009.  Excluding merger related expenses, reversal of certain income tax reserves, and amortization of coal supply agreements, fourth quarter 2010 adjusted income from continuing operations was $32.4 million or $0.27 per diluted share.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the fourth quarter 2010 was $154.7 million, compared to $199.1 million in the year ago period.  Excluding merger related expenses, fourth quarter 2010 adjusted EBITDA from continuing operations was $163.4 million.

  Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q4 2010	Q4 2009
Coal revenues	$876.0	$787.5

Income from continuing operations	$11.0	$20.2

Income from continuing operations per diluted share	$0.09	$0.17

Net income	$10.8	$17.9

Net income per diluted share	$0.09	$0.15

Adjusted income from continuing operations*	$32.4	$62.1

Adjusted income from continuing operations per diluted share*	$0.27	$0.51

EBITDA from continuing operations*	$154.7	$199.1

Adjusted EBITDA from continuing operations*	$163.4	$193.4

Tons of coal sold	22.1	21.3

Coal margin per ton	$9.44	$10.12

*These are non-GAAP financial measures.  A reconciliation of adjusted income  from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

“Alpha continued its strong focus on safety performance during the fourth quarter and throughout the year,” said Kevin Crutchfield, Alpha’s chief executive officer.  “Among our Eastern operations, nine operations in our Southern West Virginia business unit, nine operations in our Virginia/Kentucky business unit, seven operations in our Northern West Virginia business unit, and all of our AMFIRE surface mines completed the year 2010 without a single lost time accident.  We are proud of our entire workforce and their dedication to Alpha’s Running Right culture that has driven continuous improvements in safety performance throughout our history.  On a separate note, it is with great sorrow that I inform our investors of the passing earlier this year of Alpha’s long-time board member, John W. (Bill) Fox.  As one of our most trusted friends and advisors, he will be deeply missed.

“Alpha announced that it agreed to acquire Massey Energy on January 29th.  This transformational combination delivers on Alpha’s long-standing strategic objectives, creating a leader in the United States and globally. When the transaction closes, the Company will be the second largest in the United States in terms of reserves, with approximately 5.1 billion tons; third largest in terms of total shipments; and the leading supplier and exporter of metallurgical coal, with approximately 1.7 billion tons of metallurgical reserves and an expected 24 to 26 million tons of metallurgical coal shipments on a combined pro forma basis in 2011.  Our primary focus going forward will be maintaining operational excellence within Alpha’s core business.  At the same time, we are dedicated to closing the Massey acquisition as quickly as practicable, and then executing our detailed plan for integrating our two companies.  This combination has obvious and compelling benefits for both companies, their shareholders and their customers, but it will also require intense focus and unflagging commitment in order to integrate and maximize the performance of both organizations, and this is our singular mission for the foreseeable future.

“Looking back over Alpha’s fourth quarter and full year 2010 results, the Company achieved record revenue and EBITDA in 2010 despite subpar rail service, severe weather in the East and vessel delays at the ports experienced during the fourth quarter.  We are pleased with the relatively consistent performance that Alpha has delivered throughout the year, driven by our scale, diversification and business mix, which balances our position as the leading domestic supplier of metallurgical coal with the substantial margin generation power of our Pittsburgh #8 longwall mines and the stable contribution of our Western operations in the Powder River Basin.  After another year of positive free cash flow, Alpha’s total liquidity now stands at approximately $1.8 billion, and this strong financial position has enabled us to engage in the transaction with Massey Energy to create a true industry leader.

“Looking forward, on a stand-alone basis Alpha anticipates another record year in 2011.  We expect to ship between 13 and 14.5 million tons of metallurgical coal this year, an all-time high for the Company.  In light of the devastating flooding recently experienced in Australia, spot prices for coking coal have risen above the recent first quarter benchmark settlement, and tight overseas market conditions are expected to persist throughout the year.  As the largest exporter of metallurgical coal among U.S. producers, Alpha is positioned to benefit from our ability to serve the seaborne metallurgical market in 2011, and these market conditions bode well for Alpha’s prospects in 2012 with over 90 percent of our 2012 metallurgical coal shipments open to market pricing.”

Financial Performance

•
The fourth quarter represents the first fully comparable year-over-year quarter including a full three months of results from the former Foundation operations following the merger, which closed on July 31, 2009.  Total revenues in the fourth quarter of 2010 were $993.1 million versus $893.3 million in the same period of 2009, and coal revenues were $876.0 million versus $787.5 million in the fourth quarter of 2009.  Metallurgical coal shipment volumes increased 17 percent and average realizations increased 18 percent, resulting in a 38 percent year-over-year increase in revenues from metallurgical coal, which reached $342.6 million in the fourth quarter of 2010.  Freight and handling revenues and other revenues were $92.2 million and $24.9 million, respectively, during the fourth quarter of 2010 versus $60.8 million and $45.0 million in fourth quarter of 2009.

During the fourth quarter Alpha shipped 13.4 million tons of Powder River Basin (PRB) coal, up from 12.1 million tons in the year ago period and 12.3 million tons in the third quarter of 2010.  Eastern steam coal shipments were 5.8 million tons compared with 6.6 million tons last year and flat compared to the prior quarter.  Metallurgical coal shipments during the quarter were 3.0 million, flat sequentially and up 17 percent compared with 2.5 million tons in the fourth quarter of 2009.  Average per ton realization for PRB shipments rose to $10.94 compared to $10.52 in the fourth quarter last year.  The per ton average realization for Eastern steam coal shipments rose to $67.04 compared to $62.57 in the year ago period, and the average per ton realization for metallurgical coal increased to $114.87 in the fourth quarter compared to $97.18 last year.

•
Total costs and expenses during the fourth quarter of 2010 were $980.3 million compared to $863.6 million in the fourth quarter of 2009.  Cost of coal sales was $669.8 million compared to $577.4 million in the year-ago period.  Cost of coal sales in the East averaged $64.18 per ton compared with $51.37 in the fourth quarter last year and $63.04 in the previous quarter.  The higher Eastern cost of coal sales per ton during the fourth quarter primarily reflects the influence of an increased volume of higher-cost purchased coal, the operation of a single longwall at the Emerald mine, and a mix shift with less low-cost longwall production and more high-cost underground metallurgical coal production.  The fourth quarter 2010 cost of coal sales per ton in the East also included $0.45 of merger related expenses.  The cost of coal sales per ton for Alpha Coal West’s PRB mines was $7.87 during the fourth quarter of 2010 compared with $8.48 in the fourth quarter of 2009.

•
Selling, general and administrative expense in the fourth quarter 2010 was $45.4 million compared with $52.8 million in the fourth quarter of 2009.  Depreciation, depletion and amortization (DD&A) during the fourth quarter 2010 was $90.7 million, and amortization of acquired coal supply agreements resulting from the Foundation merger was $52.8 million.

•
Alpha recorded net income of $10.8 million or $0.09 per diluted share during the fourth quarter 2010 compared with $17.9 million or $0.15 per diluted share during the fourth quarter of 2009.  The fourth quarter 2010 income from continuing operations was $11.0 million or $0.09 per diluted share compared with $20.2 million or $0.17 per diluted share in the year-ago quarter.  Fourth quarter 2010 net income and income from continuing operations included $8.7 million of merger-related expenses, $52.8 million of pre-tax amortization of coal supply agreements, and a $14.0 million tax benefit resulting from the reversal of certain income tax reserves.  Excluding these items and the tax impacts of both merger-related expenses and amortization of coal supply agreements, as well as $18.1 million of other revenue from a coal supply agreement modification in the fourth quarter of 2009, adjusted income from continuing operations was $32.4 million or $0.27 per diluted share compared with adjusted income from continuing operations of $62.1 million or $0.51 per diluted share in the fourth quarter of 2009.

•
EBITDA from continuing operations was $154.7 million in the fourth quarter 2010 compared with $199.1 million in the prior-year period.  Excluding merger-related expenses and other revenue from a coal supply agreement modification in 2009, adjusted EBITDA from continuing operations was $163.4 million in the fourth quarter of 2010 compared with $193.4 million in the fourth quarter of 2009.

Full Year 2010 Results

•
For the full year 2010, Alpha reported total revenues of $3.9 billion, including $3.5 billion in coal revenues compared with total revenues of $2.5 billion and coal revenues of $2.2 billion in 2009, which included only five months of results from the former Foundation operations.  The year-over-year increase in both total revenues and coal revenues is primarily attributable to the inclusion of an additional seven months of the former Foundation operations in 2010 and increased metallurgical coal shipments and average per ton realizations.

During 2010, Alpha’s coal shipments totaled 84.8 million tons, including 65.3 million tons from the former Foundation operations, compared with 47.2 million tons for the full year 2009, which included 28.2 tons from former Foundation operations.  Metallurgical coal shipments in 2010 rose to 11.9 million tons, up 46 percent from 8.1 million tons shipped during 2009.  Shipments of PRB coal and Eastern steam coal in 2010 were 49.0 million tons and 24.0 million tons, respectively, compared with 20.8 million tons and 18.3 million tons in the previous year.

•
For the full year 2010, the company-wide average per ton realization was $41.22 and the average cost of coal sales was $30.08 per ton, resulting in an $11.14 per ton (or 27 percent) weighted average coal margin.  For 2010, Alpha recorded net income of $95.6 million or $0.79 per diluted share and income from continuing operations of $97.2 million or $0.80 per diluted share.  Excluding amortization of coal supply agreements, merger-related expenses, the loss on early extinguishment of debt, related tax effects of the above items, the reversal of certain income tax reserves, and the deferred tax charge arising from a change in the tax treatment of Medicare Part D deductions, adjusted income from continuing operations in 2010 was $263.6 million or $2.17 per diluted share.  EBITDA from continuing operations for 2010 was $769.1 million and adjusted EBITDA from continuing operations, which excludes merger-related expenses and the loss on early extinguishment of debt, was $796.2 million.

Liquidity and Capital Resources

Cash provided by operations for the quarter ended December 31, 2010 was $182.6 million compared to $194.1 million for the fourth quarter of 2009.  For the full year 2010, cash provided by operations increased to $693.6 million compared with $356.2 million in 2009.

Capital expenditures for the fourth quarter and full year 2010 were $85.9 million and $308.9 million, respectively, compared to $84.3 million and $187.1 million in the fourth quarter and full year 2009.

At the end of the fourth quarter, Alpha had available liquidity of approximately $1.8 billion, consisting of cash, cash equivalents and marketable securities of an aggregate $832.1 million, plus $932.9 million available under the company’s secured credit facility and accounts receivable securitization facility.  Total long-term debt, including current portion of long-term debt at December 31, 2010, was $754.2 million compared with $790.3 million at December 31, 2009.

Market Overview

The market for thermal coal continues to improve both within the United States and globally.  Utility stockpiles in the United States declined from a peak of greater than 200 million tons in late 2009 to an estimated 166 million tons at the end of 2010.  Coal-fired electricity generation in 2010 increased by approximately six percent, while overall generation increased by approximately four percent, although low-cost natural gas led to fuel switching in favor of gas late in the year.  Demand is expected to continue to exceed domestic supply in 2011, which is anticipated to result in utility inventories returning to more normal levels by the end of the year.  In addition, quoted pricing for seaborne thermal coal bound for Europe has risen on concerns that traditional sources of supply, including coals from South Africa and Colombia, are increasingly being diverted to satisfy rapidly growing Asian demand.  These seaborne price levels suggest that U.S. thermal exports to Europe are likely to increase in 2011.

The global market for metallurgical coal strengthened significantly in 2010, and global market conditions appear likely to continue to improve in 2011, driven by increasing demand primarily in Asia.  China increased its metallurgical coal imports by 37 percent to an estimated 47 million metric tonnes in 2010.  The trend in China is expected to continue with steel production forecast to exceed 650 million metric tonnes in 2011, up from approximately 600 million metric tonnes in 2010.  By December, Chinese metallurgical coal imports had reached an annualized run-rate of 64 million metric tonnes.  Recent severe flooding in Australia has hampered both coal production and the transportation infrastructure, driving spot prices for high quality metallurgical coal above the recent first quarter benchmark settlement.  Given increasing global demand and constrained seaborne supply, producers in the United States should benefit as the United States produces far more metallurgical coal than the domestic steel industry consumes, and the Eastern U.S. is one of the few production regions that has excess export capacity.  U.S. metallurgical coal exports exceeded 50 million tons in 2010, and are likely to increase again in 2011 in response to growing global demand.

Strong export demand and global supply disruptions suggest that more coals are likely to cross over from the steam market into the export metallurgical market.  When viewed together with the prospect of increasing thermal coal exports to Europe, realizations for thermal coal in the Eastern U.S. should improve in the near-term.

Outlook

On a stand-alone basis, both Alpha’s 2011 shipment guidance and Alpha’s 2011 cost of coal sales guidance remain unchanged from the Company’s update provided on January 14, 2011.  As of January 26, 2011, all of Alpha’s expected 2011 PRB shipments are committed and priced at an average per ton realization of $11.82.  Expected 2011 Eastern steam coal shipments are 94 percent committed and priced at an average per ton realization of $65.44, and one percent of expected Eastern steam coal shipments is committed and unpriced.  Expected 2011 Eastern metallurgical coal shipments are 68 percent committed and priced at an average per ton realization of $142.23, and 26 percent of Alpha’s expected 2011 metallurgical coal shipments are committed and unpriced.  Selling, general and administrative expense is expected to range from $165 million to $175 million on a stand-alone basis in 2011.  Interest expense is projected to be between $60 million and $65 million in 2011, and capital expenditures, including the scheduled lease bonus installment payment at the Eagle Butte mine, are forecast to range between $340 million and $440 million for the year 2011.

Alpha is establishing stand-alone guidance on its contracted position and expected shipments in 2012.  PRB shipments in 2012 are expected to remain flat with 2011 in a range of 48 million tons to 52 million tons, with 62 percent committed and priced at an average per ton realization of $12.50.  Eastern steam coal shipments in 2012 are also expected to remain constant with 2011 shipment levels, ranging from 22 to 25 million tons, with 16 percent committed and priced at an average per ton realization of $69.93, and 36 percent of expected Eastern steam coal shipments are committed and unpriced.  Eastern metallurgical coal shipments in 2012 are expected to range from 13 to 14.5 million tons, with only 9 percent committed and priced and 46 percent committed and unpriced.  Committed and priced metallurgical tons are contracted at an average realization of $133.74 per ton.

Guidance
(Alpha stand-alone, amounts in millions, except per-ton and percentage amounts)

	2011	2012
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$11.82	$12.50
Eastern Steam	$65.44	$69.93
Eastern Metallurgical	$142.23	$133.74
Coal Shipments3	83.0 – 91.5	83.0 – 91.5
West	48.0 – 52.0	48.0 – 52.0
Eastern Steam4	22.0 – 25.0	22.0 – 25.0
Eastern Metallurgical	13.0 – 14.5	13.0 – 14.5
Committed and Priced (%)5	94%	41%
West	100%	62%
Eastern Steam	94%	16%
Eastern Metallurgical	68%	9%
Committed and Unpriced (%)6	4%	17%
West	0%	0%
Eastern Steam	1%	36%
Eastern Metallurgical	26%	46%
West – Cost of Coal Sales per Ton	$9.25 – $9.75
East – Cost of Coal Sales per Ton	$62.00 – $66.00
Selling, General & Administrative Expense (excluding merger-related expenses)	$165 – $175
Depletion, Depreciation & Amortization	$390 – $410
Interest Expense	$60 – $65
Capital Expenditures7	$340 – $440

NOTES:
1.	Based on committed and priced coal shipments as of January 26, 2011.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2011 and 2012 include an estimated 3.0 to 4.0 million tons of brokered coal per year.
4.
The 2011 shipment range for Eastern steam coal reflects the impact of two scheduled longwall moves at the Cumberland mine in March and December of 2011, and two scheduled longwall moves at the Emerald mine in April and November/December of 2011.

5.	As of January 26, 2011, compared to the midpoint of shipment guidance range.
6.
In 2011, committed and unpriced Eastern tons include approximately 3.6 million tons of metallurgical coal subject to market pricing and legacy contracts covering approximately 0.3 million tons of steam coal subject to average indexed pricing estimated at $78.15 per ton.  In 2012, committed and unpriced Eastern tons include approximately 6.4 million tons of metallurgical coal subject to market pricing, approximately 3.7 million tons of steam coal subject to market pricing, and approximately 4.1 million tons of steam coal subject to collared pricing with an average pricing range of $60 to $73 per ton, as well as legacy contracts covering 0.6 million tons of steam coal subject to average indexed pricing estimated at $75.45 per ton.

7.
Includes the annual bonus bid payments on the Eagle Butte Federal Lease by Application (LBA) in the Powder River Basin of $36.1 million in 2011; excludes a potential bonus bid installment on a new LBA at Belle Ayr in 2011.

About Alpha Natural Resources
Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Among U.S. producers Alpha is the leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,400 people and operates approximately 60 mines and 14 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•
our ability to integrate successfully operations that we may acquire or develop in the future, including those of Massey Energy Company, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business, including financing related to our proposed acquisition of Massey Energy Company;
•	the adoption of the merger agreement at the Alpha special meeting and the Massey special meeting;
•	the outcome of pending or potential litigation or governmental investigations;
•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;
•	the timing of the completion of the merger;
•	uncertainty of the expected financial performance of Alpha following completion of the merger;
•	Alpha’s ability to achieve the cost savings and synergies contemplated by the merger within the expected time frame;
•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;
•
the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies;

•	our relationships with, and other conditions affecting, our customers;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations, pension obligations and federal black lung obligations;
•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our secured credit facility and the indentures governing the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015;
•	certain terms of the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed merger, Alpha will file with the SEC a registration statement on Form S-4 that will include a preliminary joint proxy statement/prospectus regarding the proposed merger.  After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to Alpha and Massey stockholders in connection with the proposed merger.  INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  You may obtain a copy of the joint proxy statement/prospectus (when available) and other related documents filed by Alpha and Massey with the SEC regarding the proposed merger as well as other filings containing information, free of charge, through the web site maintained by the SEC at www.sec.gov, by directing a request to Alpha’s Investor Relations department at Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attn: Investor Relations, to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 or to Massey’s Investor Relations department at, (804) 788 - 1824 or by email to Investor@masseyenergyco.com.  Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, when available, without charge, from Alpha’s website at www.alphanr.com under the heading “Investor Relations” and then under the heading “SEC Filings” and Massey’s website at www.masseyenergyco.com under the heading “Investors” and then under the heading “SEC Filings”.

Participants in Solicitation

Alpha, Massey and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.  You can find information about Alpha’s and Massey’s directors and executive officers in their respective definitive proxy statements filed with the SEC on March 30, 2010 and April 16, 2010, respectively. You can obtain free copies of these documents from Alpha or Massey using the contact information above.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenues:
Coal revenues	$876,042	$787,460	$3,497,847	$2,210,629
Freight and handling revenues	92,173	60,783	332,559	189,874
Other revenues	24,900	45,044	86,750	95,004
Total revenues	993,115	893,287	3,917,156	2,495,507

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	669,836	577,415	2,566,825	1,616,905
Freight and handling costs	92,173	60,783	332,559	189,874
Other expenses	29,404	5,366	65,498	21,016
Depreciation, depletion and amortization	90,667	97,592	370,895	252,395
Amortization of acquired coal supply agreements, net	52,805	69,625	226,793	127,608
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	45,371	52,783	180,975	170,414
Total costs and expenses	980,256	863,564	3,743,545	2,378,212

Income from operations	12,859	29,723	173,611	117,295

Other income (expense):
Interest expense	(15,005)	(19,971)	(73,463)	(82,825)
Interest income	963	494	3,458	1,769
Loss on early extinguishment of debt	-	-	(1,349)	(5,641)
Miscellaneous income (expense)	(1,604)	2,149	(821)	3,186
Total other expense, net	(15,646)	(17,328)	(72,175)	(83,511)

Income (loss) from continuing operations before income taxes	(2,787)	12,395	101,436	33,784
Income tax benefit (expense)	13,792	7,853	(4,218)	33,023
Income from continuing operations	11,005	20,248	97,218	66,807

Discontinued operations:
Loss from discontinued operations before income taxes	(145)	(2,678)	(2,719)	(14,278)
Income tax benefit (expense)	(21)	377	1,052	5,476
Loss from discontinued operations	(166)	(2,301)	(1,667)	(8,802)

Net income	$10,839	$17,947	$95,551	$58,005

Earnings (loss) per common share:
Basic earnings (loss) per common share:
Income from continuing operations	$0.09	$0.17	$0.81	$0.74
Loss from discontinued operations	-	(0.02)	(0.01)	(0.10)
Net income	$0.09	$0.15	$0.80	$0.64

Diluted earnings (loss) per common share:
Income from continuing operations	$0.09	$0.17	$0.80	$0.73
Loss from discontinued operations	-	(0.02)	(0.01)	(0.10)
Net income	$0.09	$0.15	$0.79	$0.63

Weighted average shares outstanding:
Weighted average shares--basic	119,648,706	119,175,485	119,808,514	90,662,718
Weighted average shares--diluted	121,731,415	121,550,204	121,757,949	91,702,628

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Tons sold from continuing operations(1):
Powder River Basin	13,357	12,134	48,977	20,752
Eastern steam	5,778	6,591	24,001	18,318
Eastern metallurgical	2,982	2,546	11,871	8,130
Total	22,117	21,271	84,849	47,200

Average realized price per ton sold from continuing operations (2)(9):
Powder River Basin	$10.94	$10.52	$10.95	$10.47
Eastern steam	67.04	62.57	67.07	65.30
Eastern metallurgical	114.87	97.18	113.89	98.08
Weighted average total	$39.61	$37.02	$41.22	$46.84

Coal revenues:
Powder River Basin	$146,133	$127,618	$536,064	$217,187
Eastern steam	387,354	412,424	1,609,832	1,196,121
Eastern metallurgical	342,555	247,418	1,351,951	797,321
Total coal revenues	$876,042	$787,460	$3,497,847	$2,210,629

Cost of coal sales per ton from continuing operations (3)(9)(10):
Powder River Basin	$7.87	$8.48	$8.56	$8.30
East (4)	64.18	51.37	59.47	54.50
Weighted average total	$30.17	$26.90	$30.08	$34.19

Weighted average coal margin per ton (5)	$9.44	$10.12	$11.14	$12.65
Weighted average coal margin percentage (6)	23.8%	27.3%	27.0%	27.0%

Net cash provided by operating activities including discontinued operations	$182,550	$194,103	$693,601	$356,220
Capital expenditures including discontinued operations	$85,904	$84,277	$308,864	$187,093

			As of
			December 31, 2010	December 31, 2009
Liquidity ($ in 000's):
Cash and cash equivalents			$554,772	$465,869
Marketable securities with maturities of less than one year (7)			217,191	29,501
Marketable securities with maturities of greater than one year (8)			60,159	89,485
Unused revolving credit and A/R securitization facilities			932,945	536,367
Total available liquidity			$1,765,067	$1,121,222

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Classified as a current asset on the balance sheet.
(8) Classified as a non-current asset on the balance sheet.
(9) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(10) Cost of coal sales used in the numerator to this per ton calculation includes merger related expenses for certain employee benefits in the amount of approximately $4,050 and $15,518 recorded in the three and twelve months ended December 31, 2010, respectively. Excluding these merger related expenses, cost of coal sales per ton from continuing operations-East was $63.73 and $59.05 per ton in the three and twelve months ended December 31, 2010, respectively. Excluding these merger related expenses, cost of coal sales per ton from continuing operations-weighted average total was $29.99 and $29.90 per ton in the three and twelve months ended December 31, 2010, respectively. The impact of merger related expenses on cost of coal sales per ton from continuing operations-West was de minimis. This is a non-GAAP measure which we are presenting because we believe it is useful to investors.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2010	December 31, 2009(1)

Cash and cash equivalents	$554,772	$465,869
Trade accounts receivable, net	281,138	232,631
Inventories, net	198,172	176,372
Short-term marketable securities	217,191	29,501
Prepaid expenses and other current assets	124,564	147,452
Total current assets	1,375,837	1,051,825
Property, equipment and mine development costs, net	1,131,987	1,082,446
Owned and leased mineral rights, net	1,884,169	1,958,855
Owned lands	98,727	91,262
Goodwill	382,440	382,440
Acquired coal supply agreements, net	162,397	396,491
Long-term marketable securities	60,159	89,485
Other non-current assets	83,567	67,539
Total assets	$5,179,283	$5,120,343

Current portion of long-term debt	$11,839	$33,500
Trade accounts payable	121,553	152,662
Accrued expenses and other current liabilities	313,754	273,260
Total current liabilities	447,146	459,422
Long-term debt	742,312	756,753
Pension and postretirement medical benefit obligations	719,355	682,991
Asset retirement obligations	209,987	190,724
Deferred income taxes	249,408	301,307
Other non-current liabilities	155,039	137,857
Total liabilities	2,523,247	2,529,054
Total stockholders' equity	2,656,036	2,591,289
Total liabilities and stockholders' equity	$5,179,283	$5,120,343

(1) The December 31, 2009 balance sheet was adjusted to reflect an immaterial correction and the finalized purchase price allocation for the Foundation merger and a reclassification of the current portion of interest rate swaps from other non-current liabilities to accrued expenses and other current liabilities.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2010	2009

Operating activities:
Net income	$95,551	$58,005
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	371,103	253,736
Amortization of acquired coal supply agreements, net	226,793	127,608
Amortization of debt issuance costs and accretion of debt discount	18,552	16,205
Mark-to-market adjustments for derivatives	11,316	(3,647)
Accretion of asset retirement obligations	17,621	12,101
Stock-based compensation	33,255	37,802
Employee benefit plans, net	55,771	30,696
Loss on early extinguishment of debt	1,349	5,641
Deferred income taxes	(70,579)	(49,754)
Other, net	(4,776)	547
Changes in operating assets and liabilities:
Trade accounts receivable, net	(48,507)	14,574
Inventories, net	(21,886)	(11,609)
Prepaid expenses and other current assets	59,075	(40,037)
Other non-current assets	(7,468)	1,080
Trade accounts payable	(21,755)	(26,735)
Accrued expenses and other current liabilities	42,730	(22,384)
Pension and postretirement medical benefit obligations	(70,770)	(37,450)
Asset retirement obligations	(5,593)	(7,298)
Other non-current liabilities	11,819	(2,861)
Net cash provided by operating activities	693,601	356,220

Investing activities:
Capital expenditures	(308,864)	(187,093)
Acquisition of mineral rights under federal lease	(36,108)	-
Purchases of marketable securities	(372,790)	(119,419)
Sales of marketable securities	214,240	-
Purchase of equity-method investment	(5,000)	-
Cash acquired from merger	-	23,505
Proceeds from disposition of property and equipment	4,025	1,197
Other, net	(4,000)	-
Net cash used in investing activities	(508,497)	(281,810)

Financing activities:
Principal repayments of note payable	-	(18,288)
Principal repayments on long-term debt	(56,854)	(249,875)
Debt issuance costs	(8,594)	(13,067)
Excess tax benefit from stock-based awards	5,505	434
Common stock repurchases	(41,664)	(8,874)
Proceeds from exercise of stock options	5,521	5,171
Other	(115)	(232)
Net cash used in financing activities	(96,201)	(284,731)

Net increase (decrease) in cash and cash equivalents	$88,903	$(210,321)
Cash and equivalents at beginning of period	$465,869	$676,190
Cash and equivalents at end of period	$554,772	$465,869

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings. Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of coal supply agreements less interest income and income tax benefit. Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, less various gains and losses not expected to recur on a quarterly basis. The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as supplemental measures of the company's performance and debt service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP. Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies. A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure is provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Income from continuing operations	$11,005	$20,248	$97,218	$66,807
Interest expense	15,005	19,971	73,463	82,825
Interest income	(963)	(494)	(3,458)	(1,769)
Income tax expense (benefit)	(13,792)	(7,853)	4,218	(33,023)
Depreciation, depletion and amortization	90,667	97,592	370,895	252,395
Amortization of acquired coal supply agreements, net	52,805	69,625	226,793	127,608
EBITDA from continuing operations	154,727	199,089	769,129	494,843
Other revenue from coal supply agreement modification	-	(18,100)	-	(18,100)
Loss on early extinguishment of debt	-	-	1,349	5,641
Merger related expenses	8,701	12,437	25,708	59,034
Adjusted EBITDA from continuing operations	$163,428	$193,426	$796,186	$541,418

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels. Alpha defines adjusted income from continuing operations as income from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, the portion of interest expense attributable to termination of hedge accounting for interest rate swaps, and amortization of coal supply agreements, less various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets and reversal of reserves for uncertain tax positions, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments. Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares. The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time. Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP. Moreover, adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not calculated identically by all companies. A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted diluted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Income from continuing operations	$11,005	$20,248	$97,218	$66,807
Merger related expenses	8,701	12,437	25,708	59,034
Loss on early extinguishment of debt	-	-	1,349	5,641
Charge arising from termination of hedge accounting for interest rate swaps	-	-	-	23,549
Other revenue from coal supply agreement modification	-	(18,100)	-	(18,100)
Amortization of acquired coal supply agreements, net	52,805	69,625	226,793	127,608
Estimated income tax effect of above adjustments	(26,099)	(22,069)	(99,041)	(61,162)
Reversal of deferred income tax asset valuation allowance	-	-	-	(22,185)
Reversal of certain tax reserves	(14,018)	-	(14,018)	-
Deferred tax charge from change in tax treatment of Medicare Part D deductions	-	-	25,566	-
Adjusted income from continuing operations	$32,394	$62,141	$263,575	$181,192

Weighted average shares--diluted	121,731,415	121,550,204	121,757,949	91,702,628

Adjusted diluted earnings per common share from continuing operations	$0.27	$0.51	$2.17	$1.98

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.